Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127296, 333-41226, 333-41224, 333-76324, 333-51959, 333-145609, 333-145610 each on Form S-8 and Registration Statement No. 333-166805 on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements of American Tower Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in the presentation of comprehensive income) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2011.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 28, 2012